UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 16, 2004

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29335	23-2518693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 Colonial Center Parkway, Roswell, Georgia		30076
(Address of Principal Executive Offices)		(Zip Code)

770-754-1900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01:  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 16, 2004, Witness Systems entered into a definitive Merger Agreement and Plan of Reorganization (the “Agreement”) with Blue Pumpkin Software, Inc. (“Blue Pumpkin”).  On the terms and subject to the conditions of the Agreement, Baron Acquisition Corporation, a newly-organized wholly-owned subsidiary of Witness Systems, will merge with and into Blue Pumpkin, with Blue Pumpkin surviving the merger as a wholly-owned subsidiary of Witness Systems (the “Merger”).  The Merger and the Agreement have been unanimously approved by the board of directors of Witness Systems and Blue Pumpkin.  In addition, the Merger has been approved by the requisite votes of Blue Pumpkin’s shareholders as required by California law and Blue Pumpkin’s Eleventh Amended and Restated Articles of Incorporation.

The total consideration to be paid in the Merger is approximately $75 million.  Approximately $40 million of the consideration is being paid in cash and approximately $35 million is being paid in Witness Systems common stock.  The exact amount of cash is subject to reduction at closing (or post-closing recovery from the escrow fund described below) if Blue Pumpkin’s net cash at closing is less than a prescribed amount or transaction expenses exceed a prescribed amount.  The exact number of shares of Witness Systems common stock will depend on the average closing price of Witness Systems common stock during the twenty (20) market trading days commencing on the twenty second (22nd) market trading day prior to the closing date and ending on (and including) the third (3rd) market trading day immediately prior to the closing date, and is subject to a “collar.” Under the terms of the “collar,” the maximum number of Witness Systems shares to be issued to holders of outstanding Blue Pumpkin stock, options and warrants is 2.4 million; the minimum number is 2.1 million.  Ten percent (10%) of the aggregate consideration will be held in escrow for one (1) year after the closing date of the Merger, unless extended in the case of pending claims that are brought against the escrow fund within such one (1) year period.  The escrow fund will be available to indemnify Witness Systems for losses resulting from, among other things, breaches of representations, warranties or covenants in the Agreement and certain related agreements, certain transaction costs and pending litigation matters.  The escrow is subject to a $250,000 general basket and a separate special basket for specific indemnification obligations of former Blue Pumpkin shareholders.

Witness Systems and Blue Pumpkin have made various representations, warranties and covenants in the Agreement, including, among others, (i) a covenant by Blue Pumpkin not to solicit proposals relating to alternative business combination transactions and (ii) a covenant by Witness Systems to file a registration statement on Form S-3 to register the resale of Witness Systems stock issued pursuant to the Agreement.

Consummation of the Merger is subject to certain closing conditions, including, among others, (i) governmental approvals, including antitrust approvals, (ii) absence of governmental restraints, (iii) accuracy of representations and warranties (except where the failure to be accurate would not reasonably be expected to have a material adverse effect), (iv) compliance with covenants and agreements in all material respects, (v) absence of any material adverse effect, and (vi) execution of noncompetition, nonsolicitation and consulting agreements by certain Blue Pumpkin shareholders.

The Agreement may be terminated by Witness Systems or Blue Pumpkin prior to the effective time of the Merger, (i) by mutual agreement of the parties, (ii) if the closing of the Merger does not occur on or before June 14, 2005, (iii) in the event of breach by the other party of its representations, warranties or covenants in the Agreement that would cause closing conditions not to be met, or (iv) if any permanent injunction or governmental order preventing consummation of the Merger has been issued and become final and nonappealable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 21, 2004

WITNESS SYSTEMS, INC.

By:	/s/ Loren Wimpfheimer
Name: Loren Wimpfheimer
Title: Senior Vice President, Corporate Development and General Counsel